EXHIBIT 12.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS
(in thousands, except ratios)

                                          For the
                                         Year Ended
                                        December 31,
                                            2002       2001       2000      1999      1998
                                          ---------  --------- --------- --------- ---------
Income(Loss)From Continuing Operations:..  $40,410    $28,628   $24,446   $20,527   $19,182
Add Back:
  Interest Expense (a)...................   24,984     27,666    24,307    18,189    13,813
                                           ---------  --------- --------- --------- ---------
    Earnings Available for Fixed Charges   $65,394    $56,294   $48,753   $38,716   $32,995
                                          ---------  --------- --------- --------- ---------
Combined Fixed Charges and Preferred
Stock Dividends:
  Interest Incurred (a)..................  $38,863    $39,380   $32,348   $22,283   $16,044
  Preferred Stock Dividends..............    8,579      3,666     3,666     2,036        --
                                          ---------  --------- --------- --------- ---------
    Total Combined Fixed Charges and
    Preferred Stock Dividends............  $47,442    $43,046   $36,014   $24,319   $16,044
                                          ---------  --------- --------- --------- ---------
Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends(b).......    1.38       1.31      1.35      1.59      2.06

____________

  This amount excludes interest expense related to discontinued operations.

  For purposes of calculating the consolidated ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of earnings from continuting operations before income taxes (before extraordinary item) and fixed charges. Fixed charges consist of interest incurred (including amortization of deferred financing costs and capitalized interest)and preferred stock dividends.